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                                                                    EXHIBIT 99.1

[NEXTERA LOGO]

For Immediate Release:

                       NEXTERA ENTERPRISES ENTERS INTO AN
                AGREEMENT TO SELL LEXECON ASSETS FOR $130 MILLION

CAMBRIDGE, MA - SEPT. 25, 2003- Nextera Enterprises, Inc. (NASDAQ: NXRA) announced today that it and its direct and indirect subsidiaries Lexecon Inc., CE Acquisition Corp. and ERG Acquisition Corp. have entered into a definitive asset purchase agreement with FTI Consulting, Inc. and LI Acquisition Company, LLC, a wholly owned subsidiary of FTI, under which LI Acquisition Company will purchase all of the assets Lexecon and its subsidiaries use in their economic consulting business.

The terms of the asset purchase agreement provide that FTI Consulting will pay cash in the amount of $130 million, plus additional consideration, including the assumption of certain operating liabilities, in exchange for the Lexecon assets. The Boards of Directors of all companies have approved the transaction. The asset sale is subject to filings by the parties and expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, receipt of the approval of Nextera's shareholders at a special meeting and other customary closing conditions.

The asset sale is expected to close during the fourth quarter of 2003. In connection with the asset purchase agreement, FTI has entered into a voting agreement with shareholders of Nextera that control approximately 71.5% of the voting power of the Company, which obligates these shareholders to vote to approve the transaction.

Lexecon is one of the nation's leading economics consulting firms. The company provides legal, corporate and government clients with analyses of complex economic issues for use in legal and regulatory proceedings, strategic decisions, and public policy debates. Lexecon has three offices: one in Chicago, Illinois and two in Cambridge, Massachusetts.

Nextera plans to use the proceeds from the sale to repay existing debt obligations, make required non-compete payments to certain Lexecon key employees, satisfy other unassumed liabilities and pay expenses related to the sale. After payment of those obligations, liabilities and expenses, the Company expects to have approximately $15-$17 million of cash remaining from the transaction. The Company also anticipates having approximately $30 million of net operating loss carryforwards subsequent to the utilization of net operating loss carryforwards to offset the taxable gain from the sale of the Lexecon assets. Currently, Nextera has approximately $4.2 million of preferred stock outstanding and approximately 33.9 million shares of Class A and B Common Stock outstanding.

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Lexecon is Nextera's sole operating subsidiary. Following the divestiture of the
Lexecon business, Nextera said it intends to review a variety of strategic alternatives aimed at maximizing its resources and increasing shareholder value including, but not limited to, the acquisition of one or more ongoing operations or businesses. To evaluate its strategic alternatives, the Company intends to form a special committee of the board of directors and retain the services of an investment banking firm to provide related advice.

About Nextera

About Nextera Enterprises

Nextera Enterprises Inc., through its wholly owned subsidiary, Lexecon, provides a broad range of economic analysis, litigation support, and regulatory and business consulting services. One of the nation's leading economics consulting firms, Lexecon assists its corporate, law firm and government clients reach decisions and defend positions with rigorous, objective and independent examinations of complex business issues that often possess regulatory implications. Lexecon has offices in Cambridge and Chicago. More information can be found at www.nextera.com and www.lexecon.com.

About FTI Consulting

FTI is a multi-disciplined consulting firm with leading practices in financial restructuring and litigation support. The company is headquartered in Annapolis, Maryland.

This press release contains forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to Nextera Enterprises that are based on the beliefs of Nextera's management. Any statements contained in this press release that are not historical facts are forward-looking statements. Such statements are based on many important factors that may be outside of Nextera's control, causing actual results to differ materially from those suggested. Such factors include, but are not limited to Nextera's high levels of debt, potential inability to comply with loan covenants, possible Nasdaq Small Cap Market delisting, availability of credit and capital resources, Further information on these and other potential factors that could affect Nextera's financial and operating results are included in Nextera's 10-Q filed on August 14, 2003 with the Securities and Exchange Commission.

CONTACT: Sitrick And Company                Nextera Enterprises, Inc.
         Michael Sitrick                    Michael P.Muldowney
         (212) 573-6100                     (617) 715-0220
         Jason Booth
         (310) 788-2850

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